Exhibit 99.2

MANAGEMENTS OPINION:

It is the opinion of management that statements made by Mr. Bowers in his resignation letter regarding inadequate funding, and legal issues regarding the purchase of Colvico, Inc. are incorrect.  At the date of Mr. Bowers resignation, management was considering other methods of funding the Digester business, because of a decrease in revenues in the construction arena, where all of Colvico, Inc. revenue in generated.  Management also was evaluating the purchase of Colvico, Inc. and representations at the date of purchase.

In regards to the accusation by Mr. Bowers regarding illegal acts, the Company disclaims knowledge of any intentional wrong doing on the part of itself or it's directors, managers and advisors.  As to any accidental errors or omissions, the Company disclosed in the March 31, 2003 Form 10QSB that it was investigating certain cash advances made through a subsidiary, Colvico, Inc., to Cory Colvin, who is the president of Colvico, Inc. and a director and principal shareholder of Enviro-Energy Corporation.  The advances were made from a line of credit established for Colvico’s benefit at Washington Trust Bank in Spokane, Washington and guaranteed personally by Cory Colvin.  Prior to its acquisition by Enviro-Energy Corporation in January 2002, Colvico, Inc. was wholly owned by Mr. Colvin.

As previously reported, Mr. Colvin believed many of the advanced funds were used to pay obligations that, although unrelated to Colvico, Inc., were nonetheless incurred by Colvico, Inc. prior to its acquisition by the Company.  Nevertheless, Mr. Colvin assured the Company that he would promptly repay any funds he may have improperly caused to have been advanced to him by Colvico, Inc.

As of the execution of this Form 8K, management has verified that an item in the amount of $337,375 for a lease guaranteed by Colvico, Inc. which was disclosed in the 10KSB, was incorrectly classified as a loan to Mr. Colvin.  Additionally, Mr. Colvin has repaid $360,070 of the funds in question, in cash.  The total reduction to Mr. Colvin’s loan receivable account as of the date of this filing is $672,220, leaving a balance due of $224,532.  The remaining amount due represents funds advanced prior to the acquisition of Colvico by Enviro-Energy Corporation in 2002, as was reported in the December 31, 2002 financial statements published with the Form 10KSB for 2002.

Enviro-Energy Corporation and Colvico, Inc. continue to review the history of the loan and will make appropriate arrangements at the conclusion of their investigations.  The Company and it's subsidiary will continue to separately review their accounting controls and procedures to ensure that no one person is able to authorize advances under the Colvico or any other line of credit without proper approvals.